Exhibit 99.1

OMEGA FLEX, INC.

Manufacturer of flexible metal hose and gas piping products

Exton, Pennsylvania	Contact: Kevin R. Hoben
October 18, 2018	(610) 524-7272

PRESS RELEASE

Omega Flex today reported its results of operations for the Third Quarter, 2018:

	OMEGA FLEX, INC. (OFLX)
	Nine Months Ended September 30,		Three Months Ended September 30,
	2018	2017	2018	2017

Net Sales	$79,443,000	$74,335,000	$27,199,000	$24,923,000

Income before Income Taxes	$18,729,000	$16,607,000	$6,766,000	$5,941,000

Net Income	$14,115,000	$11,186,000	$5,176,000	$4,014,000

Earnings Per Share – Basic and Diluted	$1.40	$1.11	$0.51	$0.40

Weighted Average Shares – Basic and Diluted	10,091,822	10,091,822	10,091,822	10,091,822

Kevin R. Hoben, President and CEO, announced that the Company’s Net Sales for the first nine months of 2018 were 6.9% higher than last year, increasing to $79,443,000 from $74,335,000 for the periods ending September 30, 2018 and 2017, respectively. Net Sales for the three months ended September 30, 2018 were 9.1% higher than the third quarter of 2017.

The Company’s Income before Income Taxes for the first nine months of 2018 was $18,729,000, compared to $16,607,000 during the same period last year, increasing 12.9%. For the quarter, Income before Income Taxes was up 13.9% above last year.

The Company’s Net Income through September 2018 increased $2,929,000 or 26.2%, being $14,115,000 and $11,186,000 for 2018 and 2017, respectively.

The Company was able to increase income for the year despite absorbing substantial developmental costs related to the launch of its new corrugated medical tubing product MediTrac®. MediTrac® was developed for conveying medical gases in health care facilities, and is currently being installed in several beta sites across the country. The Company does not anticipate any MediTrac® sales until the fourth quarter of 2018.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS – This news release contains forward-looking statements, which are subject to inherent uncertainties which are difficult to predict, and may be beyond the ability of Omega Flex to control. Certain statements in this news release constitute forward-looking statements with the meaning of the Private Securities Litigation Reform act of 1995 that are not historical facts, but rather reflect Omega Flex’s current expectations concerning future results and events. The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “hopes,” “likely,” “will,” and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Omega Flex (or entities in which Omega Flex has interests) or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s view only as of the date of this news release. Omega Flex undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, conditions or circumstances.

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